                                                                   EXHIBIT 99.1


Contact: Marilyn Lattin (415) 933-5070
         Director, Investor Relations

Media:   Kevin Burr (415) 933-5411
         Director, Public Relations


                     SILICON GRAPHICS REPORTS FIRST QUARTER RESULTS

MOUNTAIN VIEW, Calif. (October 27, 1997) -- Silicon Graphics, Inc. (NYSE:
SGI) today announced results for its first quarter ended September 30, 1997 which were consistent with its preliminary release on October 6, 1997. Silicon Graphics' revenue for the first quarter of fiscal 1998 was $768 million, compared to $766 million in the same quarter a year ago. Excluding special charges, the company's net loss was $37 million or $0.20 per share.

"Our disappointing first quarter results are due largely to a shortfall in our server business, particularly in the United States. We are taking steps to strengthen our sales and marketing efforts in support of our server product family," said Edward R. McCracken, chairman and chief executive officer. The company also said that it expects this quarter to implement a program to reduce its operating expenses to a level consistent with current business conditions.

Reported first quarter results included $17 million in charges related to the company's acquisition of ParaGraph International and other merger-related expenses of $2 million. Including those special charges, the company's net loss for the first quarter was $56 million, or a loss of $0.31 per share, compared with a net loss of $22 million, or $0.13 per share, in the first quarter of fiscal 1997.

The company's cash position increased significantly during the first quarter, as a result both of the collection of accounts receivable from the strong June quarter as well as improved asset management execution. Cash, cash equivalents and marketable


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SILICON GRAPHICS REPORTS FIRST QUARTER RESULTS
2-2-2-2


investments, were $657 million at September 30, 1997. The company's backlog at September 30, 1997 was $398 million.

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Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, detailed form time to time in the company's SEC reports, including the report on Form 10-K for the year ended June 30, 1997.
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Silicon Graphics, Inc. is a leading supplier of high-performance interactive computing systems. Silicon Graphics and its subsidiaries have office throughout the world and headquarters in Mountain View, CA.



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SILICON GRAPHICS REPORTS FIRST QUARTER RESULTS
3-3-3-3


                               SILICON GRAPHICS, INC.
                  CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                       (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                               Three Months Ended
                                            Sept. 30,         Sept 30,
                                              1997              1996
                                           ----------        ----------
                                                   (unaudited)

Product and other revenue ...............  $  620,696        $  623,413
Service revenue..........................     147,297           142,189
                                           ----------        ----------
  Total revenue..........................     767,993           765,602

Costs and expenses:
  Cost of product and other revenue......     351,660           372,960
  Cost of service revenue................      86,263            77,735
  Research and development...............     116,354           108,279
  Selling, general and administrative....     261,421           232,167
  Write-off of acquired in-process
    technology and merger-related
    expenses.............................      19,101             2,834
                                           ----------        ----------
      Total costs and expenses...........     834,799           793,975
                                           ----------        ----------

Operating loss...........................     (66,806)          (28,373)

Interest and other expense, net..........      (2,307)             (818)
                                           ----------        ----------
Loss before income taxes.................     (69,113)          (29,191)

Benefit for income taxes.................     (13,575)           (7,590)
                                           ----------        ----------
Net loss.................................     (55,538)          (21,601)

Preferred stock dividend requirement.....        (131)             (131)
                                           ----------        ----------
Net loss available to common
  stockholders...........................  $  (55,669)       $  (21,732)
                                           ----------        ----------
                                           ----------        ----------

Net loss per common share................  $    (0.31)            (0.13)
                                           ----------        ----------
                                           ----------        ----------
Common shares and common share equivalents
  used in the calculation of net loss per
  common share...........................     182,160           172,974
                                           ----------        ----------
                                           ----------        ----------


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SILICON GRAPHICS REPORTS FIRST QUARTER RESULTS
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                               SILICON GRAPHICS, INC.
                       CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (IN THOUSANDS)


                                            Sept. 30,         June 30,
                                              1997              1997
                                           -----------       ----------
                                           (unaudited)
ASSETS
------

Current assets:
  Cash and cash equivalents..............  $  484,605        $  227,222
  Short-term marketable investments......     115,438            60,109
  Accounts receivable, net...............     694,775         1,131,647
  Inventories............................     631,011           628,064
  Prepaid expenses and other current
    assets...............................     258,086           268,552
                                           -----------       ----------
    Total current assets.................   2,183,915         2,315,594

Other marketable investments.............      57,208            86,961

Net property and equipment...............     520,347           525,452

Other assets.............................     494,697           416,585
                                           -----------       ----------

                                           $3,256,167        $3,344,592
                                           -----------       ----------
                                           -----------       ----------

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
  Accounts and notes payable.............  $  201,848        $  303,647
  Other current liabilities..............     767,718           782,559
                                           -----------       ----------
    Total current liabilities............     969,566         1,086,206

Long-term debt and other.................     421,058           419,144

Total stockholders' equity...............   1,865,543         1,839,242
                                           -----------       ----------

                                           $3,256,167        $3,344,592
                                           -----------       ----------
                                           -----------       ----------